                                            EXHIBIT 99.1

Contact:
T.C. Robillard
Vice President, Investor Relations
tc.robillard@carters.com

Carter’s, Inc. Reports Third Quarter Fiscal 2026 Results
•Net sales $752 million vs. $758 million in Q3 2025, decrease of 0.7%
•U.S. Retail comparable sales increased 0.4%
•Operating income $56 million vs. $29 million in Q3 2025
•Adjusted operating income $57 million vs. $39 million in Q3 2025, growth of 45%
•Diluted EPS $1.00 vs. $0.32 in Q3 2025
•Adjusted diluted EPS $1.03 vs. $0.74 in Q3 2025, growth of 39%
•Returned $27 million to shareholders through dividends in the first three quarters of fiscal 2026
•Announced strategic evolution of leadership structure; see separate press release issued today
•Updates full year 2026 outlook
ATLANTA, October 30, 2026 — Carter’s, Inc. (NYSE:CRI), North America’s largest and most-enduring apparel company exclusively for babies and young children, today reported its third quarter fiscal 2026 results.
“I am pleased with the significant progress of the company’s profitability improvement initiatives in the third quarter, especially in light of delivering slight growth in U.S. Retail comparative sales and overall net sales that were slightly above our outlook amid an uneven macroeconomic environment. As the quarter unfolded, the U.S. Retail team quickly and effectively worked to adjust our marketing and promotional efforts in response to the challenges to help deliver these results. Our solid third quarter performance is currently expected to contribute to another year of growth in net sales, U.S. Retail comparable sales, and operating profit for fiscal 2026, even as we moderate our revenue outlook to reflect the continued pressure on our consumers from the ongoing economic and geopolitical uncertainty,” said Sharon Price John, Chief Executive Officer & President. “Separately, over the past several months in my new role, we have continued to define a strategic framework based on our tenets of keeping the consumer at the center of all that we do, leveraging the power of our market-leading brands, and utilizing our meaningful data and insights to drive innovation and decision making while staying focused on delivering profitable sales. Indicative of our intent to take significant and rapid steps to improve the business, for the first time in 25 years, during the quarter we successfully launched a comprehensive initiative for our flagship Carter’s brand, including a reimagined logo and brand promise of “let every child's light shine”, with the goal of increasing appeal and relevance to today’s generation of parents. Separately, we announced the evolution of our leadership structure designed to increase synergy, improve processes, and better align with our go-forward strategy. While early, I’m encouraged by our progress and believe we are well positioned to continue to unlock this iconic company's potential to deliver meaningful shareholder returns over time,” Ms. John concluded.

Adjustments to Reported GAAP Results
In addition to the results presented in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements, as presented below. The Company believes these non-GAAP financial measurements provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company’s core performance. These measures are presented for informational purposes only. See “Reconciliation of Adjusted Results to GAAP” section of this release for additional disclosures and reconciliations regarding these non-GAAP financial measures.
Third quarter fiscal 2026 results included expenses associated with intellectual property litigation costs. Results for the first three quarters of fiscal 2026 included a benefit related to the receipt of a refund of previously paid import duties and related interest as well as expenses associated with leadership transition and intellectual property litigation costs. Third quarter and the first three quarters of fiscal 2025 results included expenses related to organizational restructuring initiatives, operating model improvement costs, leadership transition costs, a non-cash charge for settlement of the OshKosh B’Gosh Pension Plan, and a tax charge associated with the termination of the Company’s deferred compensation plan.

	Third Fiscal Quarter
	2026				2025
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$55.8	7.4%	$36.6	$1.00	$29.1	3.8%	$11.6	$0.32
IP litigation	1.2		0.9	0.02	—		—	—
Organizational restructuring	—		—	—	6.1		4.6	0.13
Operating model improvement costs	—		—	—	3.7		2.8	0.08
Leadership transition costs	—		—	—	0.5		0.4	0.01
Pension plan settlement	—		—	—	—		6.7	0.18
Deferred compensation plan termination	—		—	—	—		0.8	0.02
As adjusted	$56.9	7.6%	$37.5	$1.03	$39.4	5.2%	$26.8	$0.74

	First Three Quarters
	2026				2025
(In millions, except earnings per share)	Operating Income	% Net Sales	Net Income	Diluted EPS	Operating Income	% Net Sales	Net Income	Diluted EPS
As reported (GAAP)	$224.0	10.9%	$155.9	$4.27	$59.2	3.0%	$27.6	$0.75
Tariff refund recovery	(127.7)		(100.1)	(2.74)	—		—	—
Leadership transition costs	4.7		3.6	0.10	7.7		7.0	0.19
IP litigation	2.4		1.8	0.05	—		—	—
Organizational restructuring	—		—	—	6.1		4.6	0.13
Operating model improvement costs	—		—	—	13.5		10.2	0.29
Pension plan settlement	—		—	—	—		6.7	0.19
Deferred compensation plan termination	—		—	—	—		0.8	0.02
As adjusted	$103.5	5.0%	$61.2	$1.68	$86.5	4.4%	$56.9	$1.57
Note: Results may not be additive due to rounding.
Consolidated Results
Third Quarter Fiscal 2026 compared to Third Quarter Fiscal 2025
Net sales decreased $5.4 million, or 0.7%, to $752.5 million, compared to $757.8 million in the third quarter of fiscal 2025. Net sales increased 4.5% in the International segment, were comparable to prior year in U.S. Retail, and decreased 3.8% in U.S. Wholesale. U.S. Retail comparable net sales increased 0.4%. Changes in foreign currency exchange rates used for translation had a favorable effect on consolidated net sales of approximately $0.9 million, or 0.1% in the third quarter of fiscal 2026, as compared to the third quarter of fiscal 2025.
Operating income increased $26.7 million, or 91.7%, to $55.8 million, compared to $29.1 million in the third quarter of fiscal 2025, reflecting higher realized pricing, benefits from productivity initiatives, and the non-recurrence of organizational restructuring and operating model improvement costs in the prior year period. These benefits were partially offset by increased marketing investments as well as general cost inflation. Operating margin increased to 7.4%, compared to 3.8% in the prior year.
Adjusted operating income (a non-GAAP measure) increased $17.6 million, or 44.6% to $56.9 million, compared to $39.4 million in the third quarter of fiscal 2025, principally due to higher realized pricing and benefits from productivity initiatives, which more than offset increased marketing investments and general cost inflation. Adjusted operating margin increased to 7.6%, compared to 5.2% in the prior year period.
Net income was $36.6 million, or $1.00 per diluted share, compared to $11.6 million, or $0.32 per diluted share, in the third quarter of fiscal 2025.
Adjusted net income (a non-GAAP measure) was $37.5 million, compared to $26.8 million in the third quarter of fiscal 2025. Adjusted earnings per diluted share (a non-GAAP measure) was $1.03, compared to $0.74 in the prior-year quarter.

First Three Quarters of Fiscal 2026 compared to First Three Quarters of Fiscal 2025
Net sales increased $76.1 million, or 3.9%, to $2.05 billion, compared to $1.97 billion in the first three quarters of fiscal 2025, reflecting growth in each segment. Net sales in the International, U.S. Retail, and U.S. Wholesale segments grew 6.8%, 4.5%, and 1.8%, respectively. U.S. Retail comparable net sales increased 5.0%. Changes in foreign currency exchange rates used for translation had a favorable effect on consolidated net sales of approximately $8.9 million, or 0.5% in the first three quarters of fiscal 2026, as compared to the first three quarters of fiscal 2025.
Operating income increased $164.8 million to $224.0 million, compared to $59.2 million in the first three quarters of fiscal 2025, reflecting a recovery of previously paid import duties, benefits from productivity initiatives, and the non-recurrence of organizational restructuring and operating model improvement costs in the prior year period. These benefits were partially offset by incremental tariff costs, increased marketing investments, and general cost inflation. Operating margin increased to 10.9%, compared to 3.0% in the prior year period.
Adjusted operating income (a non-GAAP measure) increased $17.0 million, or 19.6% to $103.5 million, compared to $86.5 million in the first three quarters of fiscal 2025, principally due to higher net sales and the benefits from productivity initiatives, which more than offset incremental tariff costs, increased marketing investments, and general cost inflation. Adjusted operating margin increased to 5.0%, compared to 4.4% in the prior year period.
Net income was $155.9 million, or $4.27 per diluted share, compared to $27.6 million, or $0.75 per diluted share, in the first three quarters of fiscal 2025.
Adjusted net income (a non-GAAP measure) was $61.2 million, compared to $56.9 million in the first three quarters of fiscal 2025. Adjusted earnings per diluted share (a non-GAAP measure) was $1.68, compared to adjusted earnings per diluted share of $1.57 in the first three quarters of fiscal 2025.
Net cash provided by operations in the first three quarters of fiscal 2026 was $101.8 million, compared to net cash used in operations of $136.3 million in the first three quarters of fiscal 2025. The improved operating cash flow was primarily driven by the receipt of a refund of previously paid import duties and improved working capital.
See “Reconciliation of Adjusted Results to GAAP” sections of this release for additional disclosures regarding non-GAAP measures.

Return of Capital
In the third quarter of fiscal 2026, the Company paid a cash dividend of $0.25 per common share totaling $9.1 million. In the first three quarters of fiscal 2026, the Company paid cash dividends totaling $27.5 million. No shares were repurchased in the first three quarters of fiscal 2026.
Future declarations of quarterly dividends and the establishment of future record and payment dates will be at the discretion of the Company’s Board of Directors based on a number of factors, including business conditions, the Company’s future financial performance, investment priorities, and other considerations.
2026 Business Outlook
The Company does not reconcile forward-looking adjusted operating income or adjusted diluted earnings per share to its most directly comparable GAAP measures because it cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations that are not within its control due to factors described above, or others that may arise, without unreasonable effort. For these reasons, the Company is unable to assess the probable significance of the unavailable information, which could materially impact the amount of future operating income or diluted EPS, the most directly comparable GAAP metrics to adjusted operating income and adjusted diluted earnings per share, respectively.
The Company’s fiscal year 2025 and fourth quarter of 2025 included a 53rd week, which contributed approximately $37 million in consolidated net sales.
The Company’s outlook (and related assumptions) for the fourth quarter 2026 includes an anticipated non-GAAP adjustment for third-party legal costs related to IP litigation of approximately $1 million to $2 million. The Company’s full-year fiscal 2026 outlook (and related assumptions) includes anticipated non-GAAP adjustments for leadership transition costs and third-party legal costs related to IP litigation of approximately $8 million to $9 million and a recovery of previously paid import duties and related interest of $132 million.
For fiscal year 2026 (a 52 week fiscal year), the Company projects approximately:
•$2.91 billion to $2.93 billion in net sales ($2.898 billion in fiscal 2025, a 53 week fiscal year);
•$178 million to $187 million in adjusted operating income, reflecting low-single digit to mid-single digit percentage growth ($176 million in fiscal 2025);
•$3.05 to $3.23 in adjusted diluted earnings per share, reflecting a high-single digit to low-double digit percentage decline ($3.47 in fiscal 2025);
•Operating cash flow of $240 million to $250 million; and
•Capital expenditures of $50 million.
The Company’s outlook for fiscal year 2026 assumes (comparisons vs. prior year unless otherwise noted):
•Slightly lower gross margin rate;
•Comparable SG&A expense;

•Net interest expense of approximately $32 million;
•Effective tax rate of approximately 23%; and
•Average number of shares outstanding of approximately 36 million.
For the fourth quarter of fiscal 2026 (a 13 week fiscal quarter), the Company projects approximately:
•$860 million to $880 million in net sales ($925 million in Q4 fiscal 2025, a 14 week fiscal quarter);
•$74 million to $83 million in adjusted operating income ($89 million in Q4 fiscal 2025); and
•$1.37 to $1.55 in adjusted diluted earnings per share ($1.90 in Q4 fiscal 2025).
The Company’s outlook for fourth quarter fiscal 2026 assumes (comparisons vs. prior year unless otherwise noted):
•Higher gross margin rate;
•Comparable to low-single digit decrease in SG&A expense;
•Net interest expense of approximately $10 million;
•Average number of shares outstanding of approximately 36 million.
Conference Call
The Company will hold a conference call with investors to discuss third quarter fiscal 2026 results and its business outlook on October 30, 2026, at 8:30 a.m. Eastern Time (ET). To listen to a live webcast and view the accompanying presentation materials, please visit ir.carters.com and select links for “News & Events” followed by “Events.” To access the call by phone, please preregister on https://register-conf.media-server.com/register/BI7875ac900b784e79b5a34e479a9e48d7 to receive your dial-in number and unique passcode. A presentation of third quarter results will be available in the “Events” section at ir.carters.com at approximately 7:00 a.m. ET. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.
A webcast replay will be available shortly after the conclusion of the call at ir.carters.com.

About Carter’s, Inc.
Carter’s, Inc. is North America’s largest and most-enduring apparel company exclusively for babies and young children. The Company’s core brands are Carter’s and OshKosh B’gosh, iconic and among the sector’s most trusted names. These brands are sold through more than 1,000 Company-operated stores in the United States, Canada, and Mexico, and online at www.carters.com, www.oshkosh.com, www.cartersoshkosh.ca, and www.carters.com.mx. Carter’s also is the largest supplier of baby and young children’s apparel to North America’s biggest retailers. The Company’s Child of Mine brand is available exclusively at Walmart, its Just One You brand is available at Target, and its Simple Joys brand is available on Amazon.com. The Company’s emerging brands include Little Planet, crafted with organic fabrics and sustainable materials, Otter Avenue, a toddler-focused apparel brand, and Skip Hop, baby essentials from tubs to toys. Carter’s is headquartered in Atlanta, Georgia. Additional information may be found at www.carters.com.

Forward Looking Statements
Statements in this press release that are not historical fact and use predictive words such as “estimates”, “outlook”, “guidance”, “expect”, “believe”, “intend”, “designed”, “target”, “plans”, “may”, “will”, “opportunities”, “are confident” and similar words are forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed in this press release. These risks and uncertainties include, but are not limited to, those disclosed in Part II, Item 1A. “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 3, 2026 and Part I, Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2026, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; risks related to public health crises; risks related to the organizational restructuring plan, including, but not limited to, our ability to achieve the expected savings from the plan and to fully implement the plan; risks related to consumer tastes and preferences, as well as fashion trends; the failure to protect our intellectual property; the diminished value of our brands, potentially as a result of negative publicity or unsuccessful branding and marketing efforts; delays, product recalls, or loss of revenue due to a failure to meet our quality standards; risks related to uncertainty regarding the future of international trade agreements and the United States’ position on international trade, as well as significant political, trade, and regulatory developments and other circumstances beyond our control; the roll-back of incremental tariffs imposed under the International Emergency Economic Powers Act (the “incremental tariffs”) and any additional actions taken in response to their roll-back, including, but not limited to, tariffs imposed pursuant to Section 122 of the Trade Act of 1974 and tariffs imposed under Section 301 of the Trade Act of 1974; our ability to recover refunds of incremental tariff amounts or other tariff amounts paid; increased competition in the marketplace; ongoing political and economic conflicts that could impact our global and domestic operations, including, but not limited to, the conflict between the United States, Israel, and Iran; financial difficulties for one or more of our major customers; identification of locations and negotiation of appropriate lease terms for our retail stores; distinct risks facing our eCommerce business; failure to forecast demand for our products and our failure to manage our inventory; increased margin pressures, including increased cost of materials and labor and our inability to successfully increase prices to offset these increased costs; continued inflationary pressures with respect to labor and raw materials and global supply chain constraints that have, and could continue, to affect freight, transit, and other costs; fluctuations in foreign currency exchange rates; unseasonable or extreme weather conditions; risks associated with corporate responsibility issues; our foreign sourcing arrangements; a relatively small number of vendors supply a significant amount of our products; disruptions in our supply chain, including increased transportation and freight costs; our ability to effectively source and manage inventory; problems with our Braselton, Georgia distribution facility; pending and threatened lawsuits; a breach of our information technology systems and the loss of personal data or a failure to implement new information technology systems successfully; unsuccessful expansion into international markets; failure to comply with various laws and regulations; failure to properly manage strategic initiatives; retention of key individuals; acquisition and integration of other brands and businesses; failure to achieve sales growth plans and profitability objectives to support the carrying value of our intangible assets; our continued ability to meet obligations related to our debt; changes in our tax obligations, including additional customs, duties or tariffs; our continued ability to declare and pay a dividend; the timing of, and our ability to conduct, share repurchases; volatility in the market price of our common stock; and the cost or effort required for our shareholders to bring certain claims or actions against us, as a result of our designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings. Except for any ongoing obligations to disclose material information as required by federal securities laws, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. The inclusion of any statement in this press release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Net sales	$752,456	$757,836	$2,049,060	$1,972,975
Cost of goods sold	397,690	416,208	987,822	1,058,497
Gross profit	354,766	341,628	1,061,238	914,478
Royalty income, net	5,176	5,428	13,158	14,008
Selling, general, and administrative expenses	304,172	317,963	850,357	869,246
Operating income	55,770	29,093	224,039	59,240
Interest expense	11,826	7,173	34,895	22,849
Interest income	(4,797)	(2,573)	(16,536)	(10,007)
Other expense (income), net	329	882	766	(265)
Pension plan settlement	—	8,777	—	8,777
Income before income taxes	48,412	14,834	204,914	37,886
Income tax provision	11,801	3,241	49,009	10,308
Net income	$36,611	$11,593	$155,905	$27,578

Basic net income per common share	$1.00	$0.32	$4.27	$0.75
Diluted net income per common share	$1.00	$0.32	$4.27	$0.75
Dividend declared and paid per common share	$0.25	$0.25	$0.75	$1.30

CARTER’S, INC.
BUSINESS SEGMENT RESULTS
(dollars in thousands)
(unaudited)

	Fiscal Quarter Ended				Three Fiscal Quarters Ended
	October 3, 2026	% of Total Net Sales	September 27, 2025	% of Total Net Sales	October 3, 2026	% of Total Net Sales	September 27, 2025	% of Total Net Sales
Net sales:
U.S. Retail	$362,624	48.2%	$362,307	47.8%	$999,549	48.8%	$956,288	48.5%
U.S. Wholesale	273,110	36.3%	283,805	37.4%	740,069	36.1%	726,899	36.8%
International	116,722	15.5%	111,724	14.8%	309,442	15.1%	289,788	14.7%
Total consolidated net sales	$752,456	100.0%	$757,836	100.0%	$2,049,060	100.0%	$1,972,975	100.0%

Segment operating income:		Segment operating margin		Segment operating margin		Segment operating margin		Segment operating margin
U.S. Retail	$19,307	5.3%	$9,976	2.8%	$32,597	3.3%	$16,052	1.7%
U.S. Wholesale	48,715	17.8%	43,998	15.5%	115,240	15.6%	126,369	17.4%
International	11,705	10.0%	9,172	8.2%	21,273	6.9%	12,564	4.3%
Total segment operating income	$79,727	10.6%	$63,146	8.3%	$169,110	8.3%	$154,985	7.9%

Items not included in segment operating income:		Consolida-ted operating margin		Consolida-ted operating margin		Consolida-ted operating margin		Consolida-ted operating margin
Tariff refund recovery (a)	$—	n/a	$—	n/a	$127,669	n/a	$—	n/a
Unallocated corporate expenses (b)	(22,794)	n/a	(23,767)	n/a	(65,635)	n/a	(68,465)	n/a
IP litigation (c)	(1,163)	n/a	—	n/a	(2,379)	n/a	—	n/a
Leadership transition costs (d)	—	n/a	(500)	n/a	(4,726)	n/a	(7,694)	n/a
Operating model improvement costs (e)	—	n/a	(3,669)	n/a	—	n/a	(13,469)	n/a
Organizational restructuring (f)	—	n/a	(6,117)	n/a	—	n/a	(6,117)	n/a
Consolidated operating income	$55,770	7.4%	$29,093	3.8%	$224,039	10.9%	$59,240	3.0%

(a)Related to $128 million of IEEPA tariff recoveries, excluding interest received, which are reflected as a reduction of Cost of goods sold in the first three quarters of fiscal 2026.
(b)Unallocated corporate expenses include corporate overhead expenses that are not directly attributable to one of the Company’s business segments and include unallocated accounting, finance, legal, human resources, and information technology expenses, occupancy costs for its corporate headquarters, and other benefit and compensation programs, including performance-based compensation.
(c)Related legal defense costs arising from intellectual property litigation not in the ordinary course of business.
(d)Related to costs associated with the retirement of Michael D. Casey, the Company’s former Chief Executive Officer, in the first quarter of fiscal 2025 and costs related to the departure of Douglas C. Palladini, the Company’s former Chief Executive Officer, in the second quarter of fiscal 2026.
(e)Primarily related to third-party consulting costs.
(f)Related to charges for severance and other termination benefits as a result of organizational restructuring.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	October 3, 2026	January 3, 2026	September 27, 2025
ASSETS
Current assets:
Cash and cash equivalents	$450,957	$487,075	$184,190
Short-term investments	75,000	—	—
Accounts receivable, net of allowance for credit losses of $11,231, $7,587, and $12,026, respectively	228,858	178,566	237,866
Finished goods inventories, net of inventory reserves of $15,394, $8,897, and $12,347, respectively	587,035	544,624	656,149
Prepaid expenses and other current assets	74,497	60,508	55,576
Total current assets	1,416,347	1,270,773	1,133,781
Property, plant, and equipment, net of accumulated depreciation of $581,338, $609,059, and $599,467, respectively	177,632	186,307	189,012
Operating lease assets	562,384	591,806	611,569
Tradenames, net	268,483	268,659	268,718
Goodwill	207,559	208,994	208,351
Customer relationships, net	17,483	20,128	20,993
Other assets	19,389	18,803	37,015
Total assets	$2,669,277	$2,565,470	$2,469,439

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$254,353	$235,700	$240,235
Current operating lease liabilities	131,492	136,488	150,548
Other current liabilities	123,781	133,809	110,907
Total current liabilities	509,626	505,997	501,690
Long-term debt, net	568,135	567,173	498,738
Deferred income taxes	43,340	39,380	41,200
Long-term operating lease liabilities	479,181	508,461	529,139
Other long-term liabilities	14,767	19,411	34,030
Total liabilities	$1,615,049	$1,640,422	$1,604,797

Commitments and contingencies

Shareholders’ equity:
Preferred stock; par value $0.01 per share; 100,000 shares authorized; none issued or outstanding	$—	$—	$—
Common stock, voting; par value $0.01 per share; 150,000,000 shares authorized; 36,692,152, 36,425,877, and 36,518,637 shares issued and outstanding, respectively	367	364	365
Additional paid-in capital	26,751	19,584	18,029
Accumulated other comprehensive loss	(30,719)	(24,361)	(28,107)
Retained earnings	1,057,829	929,461	874,355
Total shareholders’ equity	1,054,228	925,048	864,642
Total liabilities and shareholders’ equity	$2,669,277	$2,565,470	$2,469,439

CARTER’S, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Three Fiscal Quarters Ended
	October 3, 2026	September 27, 2025
Cash flows from operating activities:
Net income	$155,905	$27,578
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant, and equipment	36,698	37,797
Amortization of intangible assets	2,825	2,781
Provision for excess and obsolete inventory, net	6,581	3,912
Amortization of debt issuance costs	1,723	1,253
Stock-based compensation expense	10,951	18,667
Unrealized foreign currency exchange loss (gain), net	394	(393)
Provision for credit losses	3,657	6,864
Unrealized gain on investments	(1,589)	(1,477)
Pension plan settlement	—	8,777
Deferred income taxes expense	4,317	879
Other operating items, net	(620)	21
Effect of changes in operating assets and liabilities:
Accounts receivable	(54,436)	(48,893)
Finished goods inventories	(51,836)	(153,621)
Prepaid expenses and other assets	(14,448)	(25,509)
Accounts payable and other liabilities	1,689	(14,946)
Net cash provided by (used in) operating activities	$101,811	$(136,310)

Cash flows from investing activities:
Capital expenditures	$(29,663)	$(42,662)
Purchases of short-term investments	(75,000)	—
Net cash used in investing activities	$(104,663)	$(42,662)

Cash flows from financing activities:
Dividends paid	$(27,465)	$(47,247)
Withholdings from vesting of restricted stock	(3,817)	(4,489)
Other	—	(370)
Net cash used in financing activities	$(31,282)	$(52,106)

Net effect of exchange rate changes on cash and cash equivalents	(1,984)	2,342
Net decrease in cash and cash equivalents	$(36,118)	$(228,736)
Cash and cash equivalents, beginning of period	487,075	412,926
Cash and cash equivalents, end of period	$450,957	$184,190

CARTER’S, INC.
RECONCILIATION OF GAAP TO ADJUSTED RESULTS
(dollars in millions, except earnings per share)
(unaudited)

	Fiscal Quarter Ended October 3, 2026
	Cost of Goods Sold	Gross Profit	% Net Sales	SG&A Expenses	% Net Sales	Operating Income	% Net Sales	Interest Income	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$397.7	$354.8	47.1%	$304.2	40.4%	$55.8	7.4%	$4.8	$11.8	$36.6	$1.00
IP litigation (b)	—	—		(1.2)		1.2		—	0.3	0.9	0.02
As adjusted (a)	$397.7	$354.8	47.1%	$303.0	40.3%	$56.9	7.6%	$4.8	$12.1	$37.5	$1.03

		Three Fiscal Quarters Ended October 3, 2026
	Cost of Goods Sold	Gross Profit	% Net Sales	SG&A Expenses	% Net Sales	Operating Income	% Net Sales	Interest Income	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$987.8	$1,061.2	51.8%	$850.4	41.5%	$224.0	10.9%	$16.5	$49.0	$155.9	$4.27
Tariff refund recovery (d)	127.7	(127.7)		—		(127.7)		(4.0)	(31.6)	(100.1)	(2.74)
Leadership transition costs (c)	—	—		(4.7)		4.7		—	1.1	3.6	0.10
IP litigation (b)	—	—		(2.4)		2.4		—	0.6	1.8	0.05
As adjusted (a)	$1,115.5	$933.6	45.6%	$843.2	41.2%	$103.5	5.0%	$12.5	$19.1	$61.2	$1.68

		Fiscal Quarter Ended September 27, 2025
	Cost of Goods Sold	Gross Profit	% Net Sales	SG&A Expenses	% Net Sales	Operating Income	% Net Sales	Interest Income	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$416.2	$341.6	45.1%	$318.0	42.0%	$29.1	3.8%	$2.6	$3.2	$11.6	$0.32
Organizational restructuring (e)	—	—		(6.1)		6.1		—	1.5	4.6	0.13
Operating model improvement costs (f)	—	—		(3.7)		3.7		—	0.9	2.8	0.08
Leadership transition costs (c)	—	—		(0.5)		0.5		—	0.1	0.4	0.01
Pension plan settlement (g)	—	—		—		—		—	2.1	6.7	0.18
Deferred compensation plan termination (h)	—	—		—		—		—	(0.8)	0.8	0.02
As adjusted (a)	$416.2	$341.6	45.1%	$307.7	40.6%	$39.4	5.2%	$2.6	$7.1	$26.8	$0.74

		Three Fiscal Quarters Ended September 27, 2025
	Cost of Goods Sold	Gross Profit	% Net Sales	SG&A Expenses	% Net Sales	Operating Income	% Net Sales	Interest Income	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,058.5	$914.5	46.4%	$869.2	44.1%	$59.2	3.0%	$10.0	$10.3	$27.6	$0.75
Operating model improvement costs (f)	—	—		(13.5)		13.5		—	3.2	10.2	0.29
Leadership transition costs (c)	—	—		(7.7)		7.7		—	0.7	7.0	0.19
Organizational restructuring (e)	—	—		(6.1)		6.1		—	1.5	4.6	0.13
Pension plan settlement (g)	—	—		—		—		—	2.1	6.7	0.19
Deferred compensation plan termination (h)	—	—		—		—		—	(0.8)	0.8	0.02
As adjusted (a)	$1,058.5	$914.5	46.4%	$842.0	42.7%	$86.5	4.4%	$10.0	$17.0	$56.9	$1.57

	Fiscal quarter ended January 3, 2026 (14 weeks)
	SG&A Expenses	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$319.6	34.5%	$84.7	9.2%	$11.7	$64.2	$1.76
Organizational restructuring (e)	(3.7)		3.7		0.9	2.8	0.08
Operating model improvement costs (f)	(0.7)		0.7		0.2	0.5	0.01
Leadership transition costs (c)	(0.4)		0.4		—	0.3	0.01
Loss on extinguishment of debt (i)	—		—		0.4	1.3	0.03
As adjusted (a)	$314.8	34.0%	$89.5	9.7%	$13.2	$69.2	$1.90

	Fiscal Year Ended January 3, 2026 (53 weeks)
	SG&A Expenses	% Net Sales	Operating Income	% Net Sales	Income Taxes	Net Income	Diluted EPS
As reported (GAAP)	$1,188.8	41.0%	$143.9	5.0%	$22.0	$91.8	$2.53
Operating model improvement costs (f)	(14.2)		14.2		3.4	10.8	0.30
Organizational restructuring (e)	(9.8)		9.8		2.4	7.5	0.20
Leadership transition costs (c)	(8.1)		8.1		0.7	7.3	0.20
Pension plan settlement (g)	—		—		2.1	6.7	0.18
Loss on extinguishment of debt (i)	—		—		0.4	1.3	0.03
Deferred compensation plan termination (h)	—		—		(0.8)	0.8	0.03
As adjusted (a)	$1,156.7	39.9%	$176.0	6.1%	$30.3	$126.1	$3.47

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present COGS, gross profit, SG&A, operating income, interest income, income tax, net income, and net income on a diluted share basis excluding the adjustments discussed above. The Company believes these adjustments provide a meaningful comparison of the Company’s results and afford investors a view of what management considers to be the Company's core performance. The adjusted, non-GAAP financial measurements included in this earnings release should not be considered as an alternative to net income or as any other measurement of performance derived in accordance with GAAP. The adjusted, non-GAAP financial measurements are presented for informational purposes only and are not necessarily indicative of the Company’s future condition or results of operations.
(b)Related legal defense costs arising from intellectual property litigation not in the ordinary course of business.
(c)Related to costs associated with the retirement of Michael D. Casey, the Company’s former Chief Executive Officer, in the first quarter of fiscal 2025 and costs related to the departure of Douglas C. Palladini, the Company’s former Chief Executive Officer, in the second quarter of fiscal 2026.
(d)Related to $132 million of IEEPA tariff recoveries, including $4 million of interest received.
(e)Related to charges for severance and other termination benefits as a result of organizational restructuring.
(f)Primarily related to third-party consulting costs.
(g)Non-cash charges for settlement of the OshKosh B’Gosh Pension Plan.
(h)Incremental income tax impact resulting from the announced termination of the Company’s deferred compensation plan.
(i)Related to redemption of the $500 million senior notes due 2027 and cash-flow based revolving credit facility.

Note: Results may not be additive due to rounding.

CARTER’S, INC.
RECONCILIATION OF NET INCOME ALLOCABLE TO COMMON SHAREHOLDERS
(unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025
Weighted-average number of common and common equivalent shares outstanding:
Basic number of common shares outstanding	35,623,722	35,443,712	35,569,482	35,388,596
Dilutive effect of equity awards	12,505	146	7,957	348
Diluted number of common and common equivalent shares outstanding	35,636,227	35,443,858	35,577,439	35,388,944
As reported on a GAAP Basis:
(dollars in thousands, except per share data)
Basic net income per common share:
Net income	$36,611	$11,593	$155,905	$27,578
Income allocated to participating securities	(842)	(305)	(4,103)	(1,118)
Net income available to common shareholders	$35,769	$11,288	$151,802	$26,460
Basic net income per common share	$1.00	$0.32	$4.27	$0.75
Diluted net income per common share:
Net income	$36,611	$11,593	$155,905	$27,578
Income allocated to participating securities	(842)	(305)	(4,102)	(1,118)
Net income available to common shareholders	$35,769	$11,288	$151,803	$26,460
Diluted net income per common share	$1.00	$0.32	$4.27	$0.75
As adjusted (a):
Basic net income per common share:
Net income	$37,491	$26,846	$61,238	$56,898
Income allocated to participating securities	(863)	(743)	(1,561)	(1,377)
Net income available to common shareholders	$36,628	$26,103	$59,677	$55,521
Basic net income per common share	$1.03	$0.74	$1.68	$1.57
Diluted net income per common share:
Net income	$37,491	$26,846	$61,238	$56,898
Income allocated to participating securities	(863)	(743)	(1,561)	(1,377)
Net income available to common shareholders	$36,628	$26,103	$59,677	$55,521
Diluted net income per common share	$1.03	$0.74	$1.68	$1.57

(a)In addition to the results provided in this earnings release in accordance with GAAP, the Company has provided adjusted, non-GAAP financial measurements that present per share data excluding the adjustments discussed above. The Company has excluded $0.9 million in after-tax expenses from these results for the fiscal quarter ended October 3, 2026, and $94.7 million in after-tax benefits from these results for the three fiscal quarters ended October 3, 2026. Additionally, the Company has excluded $15.3 million and $29.3 million in after-tax expenses from these results for the fiscal quarter and three fiscal quarters ended September 27, 2025, respectively.

Note: Results may not be additive due to rounding.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The following table provides a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated:

	Fiscal Quarter Ended		Three Fiscal Quarters Ended		Four Fiscal Quarters Ended
	October 3, 2026	September 27, 2025	October 3, 2026	September 27, 2025	October 3, 2026
Net income	$36.6	$11.6	$155.9	$27.6	$220.1
Interest expense	11.8	7.2	34.9	22.8	46.3
Interest income	(4.8)	(2.6)	(16.5)	(10.0)	(20.0)
Income tax expense	11.8	3.2	49.0	10.3	60.7
Depreciation and amortization	12.9	13.8	39.5	40.6	54.2
EBITDA	$68.3	$33.2	$262.8	$91.3	$361.3

Adjustments to EBITDA
Tariff refund recovery (a)	$—	$—	$(127.7)	$—	$(127.7)
IP litigation (b)	1.2	—	2.4	—	2.4
Leadership transition costs (c)	—	0.5	4.7	7.7	5.1
Operating model improvement costs (d)	—	3.7	—	13.5	0.7
Organizational restructuring (e)	—	6.1	—	6.1	3.7
Loss on extinguishment of debt (f)	—	—	—	—	1.7
Pension plan settlement (g)	—	8.8	—	8.8	—
Total adjustments	1.2	19.1	(120.6)	36.1	(114.1)
Adjusted EBITDA	$69.5	$52.3	$142.2	$127.4	$247.2

(a)Related to $128 million of IEEPA tariff recoveries, excluding $4 million of interest received in the first three quarters of fiscal 2026.
(b)Related legal defense costs arising from intellectual property litigation not in the ordinary course of business.
(c)Related to costs associated with the retirement of Michael D. Casey, the Company’s former Chief Executive Officer, in the first quarter of fiscal 2025 and costs related to the departure of Douglas C. Palladini, the Company’s former Chief Executive Officer, in the second quarter of fiscal 2026.
(d)Primarily related to third-party consulting costs.
(e)Related to charges for severance and other termination benefits as a result of organizational restructuring.
(f)Related to redemption of the $500 million senior notes due 2027 and cash-flow based revolving credit facility.
(g)Non-cash charges for settlement of the OshKosh B’Gosh Pension Plan.

Note: Results may not be additive due to rounding.

EBITDA and Adjusted EBITDA are supplemental financial measures that are not defined or prepared in accordance with GAAP. The Company defines EBITDA as net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items described in footnotes (a) - (g) to the table above.

The Company presents EBITDA and Adjusted EBITDA because it considers them important supplemental measures of its performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These measures also afford investors a view of what management considers to be the Company's core performance.

The use of EBITDA and Adjusted EBITDA instead of net income or cash flows from operations has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flow from operations as those terms are defined by GAAP and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA, Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, these terms are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation. EBITDA and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters that the Company considers not to be indicative of its ongoing operations. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to the Company for working capital, debt service and other purposes.

RECONCILIATION OF U.S. GAAP AND NON-GAAP INFORMATION
(dollars in millions)
(unaudited)

The table below reflects the calculation of constant currency net sales on a consolidated and International segment basis for the fiscal quarter and first three fiscal quarters ended October 3, 2026:

	Fiscal Quarter Ended
	Reported Net Sales October 3, 2026	Impact of Foreign Currency Translation	Constant-Currency Net Sales October 3, 2026	Reported Net Sales September 27, 2025	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$752.5	$0.9	$751.5	$757.8	(0.7)%	(0.8)%
International segment net sales	$116.7	$0.9	$115.8	$111.7	4.5%	3.6%

	Three Fiscal Quarters Ended
	Reported Net Sales October 3, 2026	Impact of Foreign Currency Translation	Constant-Currency Net Sales October 3, 2026	Reported Net Sales September 27, 2025	Reported Net Sales % Change	Constant-Currency Net Sales % Change

Consolidated net sales	$2,049.1	$8.9	$2,040.2	$1,973.0	3.9%	3.4%
International segment net sales	$309.4	$8.9	$300.5	$289.8	6.8%	3.7%

Note: Results may not be additive due to rounding.
The Company evaluates its net sales on both an “as reported” and a “constant currency” basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates that occurred between the comparative periods. Constant currency net sales results are calculated by translating current period net sales in local currency to the U.S. dollar amount by using the currency conversion rate for the prior comparative period. The Company consistently applies this approach to net sales for all countries where the functional currency is not the U.S. dollar. The Company believes that the presentation of net sales on a constant currency basis provides useful supplemental information regarding changes in its net sales that were not due to fluctuations in currency exchange rates and such information is consistent with how the Company assesses changes in its net sales between comparative periods.